Exhibit (a)(5)(D)

PRESS RELEASE

Keynote Rejects Unsolicited Offer

SAN MATEO, California—November 21, 2002—Keynote Systems™ (Nasdaq: KEYN), today announced that it rejected an unsolicited offer to be acquired by an affiliate of an investment company that specializes in investments in commercial real estate loans. The offer was received on November 18, 2002, and offered to acquire all of Keynote’s outstanding shares for $8.808 per share in cash and was subject to a number of conditions and contingencies. After analyzing the nature and terms of the offer, Keynote’s Board of Directors and its management have determined that pursuing the offer would not be in the best interests of Keynote’s stockholders.

Keynote’s previously announced modified Dutch auction issuer tender offer is still scheduled to expire at 12:00 midnight, Eastern Time, on Tuesday, November 26, 2002.

THIS PRESS RELEASE IS NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL SHARES. THE SOLICITATION AND THE OFFER TO BUY KEYNOTE’S COMMON STOCK ARE ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT KEYNOTE SENT OUT ON OCTOBER 29, 2002. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND OTHER FILED DOCUMENTS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS CAN ALSO BE OBTAINED FOR FREE BY CONTACTING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE OFFER, AT (866) 835-3023.

About Keynote

Keynote Systems, Inc. (Nasdaq “KEYN”), The Internet Performance Authority®, is the global leader in Internet performance management and testing services that improve the quality of e-business. Keynote’s services enable corporate enterprises to benchmark, diagnose, test and manage their e-business systems both inside and outside the firewall. More than 2,300 corporate IT departments and 16,000 individual subscribers rely on the Company’s easy-to-use and cost-effective services to optimize revenue and reduce downtime costs without requiring additional complex and costly software implementations.

Keynote Systems, Inc. was founded in 1995 and is headquartered in San Mateo, California. The Company can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.

© 2002 Keynote Systems, Inc. The Internet Performance Authority is a registered trademark of Keynote Systems, Inc. Keynote and Keynote Systems are trademarks of Keynote Systems, Inc.

Contact:

Investor Relations
Sally Bishop
Keynote Systems, Inc.
(650) 403-3314
sbishop@keynote.com

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